CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
AND OTHER RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
atrinsic, Inc.
(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

atrinsic, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation (the “Certificate”), which authorizes the issuance of 5,000,000,000 shares of preferred stock, $0.000001 par value per share, in one or more series, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article IV, of the Certificate, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 4,500,000,000 shares, $0.000001 par value per share, to be designated “Series A Convertible Preferred Stock” (hereinafter, the “Series A Preferred Stock”); and be it

RESOLVED, that each share of Series A Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1.          Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefor, any dividends or other distributions from the Corporation that are declared on the Common stock, $0.000001 par value per share, of the Corporation (the “Common Stock”), in which case holders of Series A Preferred Stock shall each be entitled to receive, on an As-Converted Basis (as defined below, but without regard to the Beneficial Ownership Cap limitations set forth in Section 5(e) hereof), any dividends or distributions (other than dividends payable solely in additional Common Stock) declared by the Board and paid to the holders of Common Stock, out of any assets legally available therefor, pari passu with the amount of such dividends to be distributed to the holders of Common Stock immediately prior to the declaration of such dividend or distribution. “As-Converted Basis” means, as of the time of determination, that, solely for the purpose of determining the applicable right (and without limitation to any rights of the Series A Preferred Stock), the Series A Preferred Stock shall be treated as if such Series A Preferred Stock had been converted into that number of shares of Common Stock which a holder of Series A Preferred Stock would hold if all shares of Series A Preferred Stock held by such holder were converted into shares of Common Stock pursuant to Section 5 hereof at the then applicable Conversion Value (as defined below).

2.          Voting Rights.

(a)          Except as otherwise provided herein or as provided by law, the holders of the Series A Preferred Stock shall have full voting rights and powers, subject to the Beneficial Ownership Cap as defined in Section 5(g), if applicable, equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock are entitled to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each holder of shares of Series A Preferred Stock shall be entitled to vote on an As-Converted Basis, determined on the record date for the taking of a vote, subject to the applicable Beneficial Ownership Cap limitations set forth in Section 5(g), or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

(b)          In the event that the holders of the Series A Preferred Stock are required, pursuant to applicable law, to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series A Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series A Preferred Stock, such matter shall bind all holders of Series A Preferred Stock.

3.          Rights on Liquidation.

(a)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), the holders of record of the shares of the Series A Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation’s Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series A Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to the Series A Preferred Stock and any other securities of the Corporation over which the Series A Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon Liquidation (“Junior Securities”), an amount in cash with respect to each share of Series A Preferred Stock held by such holders, equal to the greater of (i) $0.0045 per share (subject to adjustment in the event of stock splits, combinations or similar events with respect to the Series A Preferred Stock) and (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Preference”). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock and any securities of the Corporation having equal priority with the Series A Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders of the Series A Preferred Stock and Parity Securities then outstanding shall be distributed ratably among such holders based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Preferred Stock and of such Parity Securities, if any.

2

(b)          A Change of Control (as defined below) of the Corporation shall not be deemed a Liquidation, but shall instead be governed by the terms of Section 7 below.

(c)          In the event of a Liquidation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and any Parity Securities, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

4.          Actions Requiring the Consent of Holders of Series A Preferred Stock. As long as at least 25% of the shares of Series A Preferred Stock issued on the date of original issuance of any shares of Series A Preferred Stock (the “Date of Original Issue”) remain outstanding, the consent of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding, given in accordance with the Certificate of Incorporation and Bylaws of the Corporation, as amended, shall be necessary for effecting or validating any of the following transactions or acts, whether by merger, consolidation or otherwise:

(a)          Any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any of the provisions of this Certificate of Designations, including any increase in the number of authorized shares of Series A Preferred Stock;

(b)          Any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of (i) the Certificate or (ii) the Bylaws of the Corporation that will adversely affect the rights or privileges of the holders of the Series A Preferred Stock;

(c)          The authorization or creation by the Corporation of, or the increase in the number of authorized shares of, any stock of any class, or any security convertible into stock of any class, or the authorization or creation of any new class of preferred stock (or any action which would result in another series of preferred stock), in each case, ranking in terms of liquidation preference, redemption rights or dividend rights, pari passu with or senior to, the Series A Preferred Stock in any manner (any such securities pari passu with the Series A Preferred Stock, the “Pari Passu Securities” and any such securities senior to the Series A Preferred Stock, the “Senior Securities”);

(d)          The issuance of any securities ranking in terms of liquidation preference, redemption rights or dividend rights, pari passu with or senior to, the Series A Preferred Stock in any manner;

3

(e)          The declaration or payment of any dividend or other distribution (whether in cash, stock or other property, but excluding a split or reverse split with respect to the Common Stock) with respect to the capital stock of the Corporation or any subsidiary, except for such dividends or other distributions on the Series A Preferred Stock and except for such dividends or other distributions as are expressly set forth in reasonable detail (specifying the nature, amounts and timing of payment of such dividends) in the terms of any Pari Passu Securities or Senior Securities approved by the holders of the Series A Preferred Stock pursuant to Section 4(c); and

(f)          Any act or thing not authorized or contemplated by this Certificate of Designations which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

5.          Conversion.

(a)          Right to Convert. Subject to the limitations set forth in Section 5(e) hereof, the holder of any share or shares of Series A Preferred Stock shall have the right at any time, at such holder’s option, to convert all or any lesser portion of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Liquidation Preference of the shares of Series A Preferred Stock to be converted plus accrued and unpaid dividends thereon and declared and unpaid dividends thereon by (ii) the Conversion Value (as defined below) then in effect for such Series A Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Series A Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the Current Market Price per share of the Common Stock.

(b)          Mechanics of Conversion.

(i)          Such right of conversion (other than mandatory conversion) shall be exercised by the holder of shares of Series A Preferred Stock by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”), appropriately completed and duly signed and specifying the number of shares of Series A Preferred Stock that the holder elects to convert (the “Converting Shares”) into shares of Common Stock, and by surrender not later than two (2) business days thereafter of the certificate or certificates representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly after the receipt of the Conversion Notice, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder’s nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Corporation of the Conversion Notice (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

4

(ii)         The Corporation shall issue certificates representing the shares of Common Stock to be received upon conversion of the Series A Preferred Stock (the “Conversion Shares”) (and certificates for unconverted Series A Preferred Stock) within three (3) business days of the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within three (3) business days after the receipt by the Corporation of such Conversion Notice. If certificates evidencing the Conversion Shares are not received by the holder within five (5) business days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Conversion Shares or in payment of dividends hereunder, provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the holder, the Corporation shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion or dividend payment to the holder, by crediting the account of the holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery described above, and for delivery of Common Stock in payment of dividends hereunder, shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date. If the conversion has not been rescinded in accordance with this paragraph and the Corporation intentionally or willfully fails to deliver to the holder such certificate or certificates (or shares through DTC) pursuant to this Section 5 (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the seventh trading day after the Conversion Date (assuming timely surrender of the Series A Preferred Stock certificates), the Corporation shall pay to such holder, in cash, on a per diem basis, an amount equal to 2% of the Liquidation Preference of all Series A Preferred Stock held by such holder per month until such delivery takes place.

(iii)        The Corporation’s obligation to issue Common Stock upon conversion of Series A Preferred Stock shall be absolute, is independent of any covenant of any holder of Series A Preferred Stock, and shall not be subject to: (A) any offset or defense; or (B) any claims against the holders of Series A Preferred Stock whether pursuant to this Certificate of Designations or otherwise.

(c)          Conversion Value. The initial conversion value for the Series A Preferred Stock shall be $0.0045 per share, such value to be subject to adjustment in accordance with the provisions of this Section 5. Such conversion value in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as a “Conversion Value.” All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Series A Preferred Stock.

(d)          Stock Dividends, Subdivisions and Combinations. If at any time while the Series A Preferred Stock is outstanding, the Corporation shall:

5

(i)          cause the holders of its Common Stock to be entitled to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

(ii)         subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii)        combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Paragraph 5(g) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Paragraph 5(g) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

(e)          Limitation on Beneficial Ownership.

(i)          Except as provided otherwise in this Section 5(e)(i), the number of Conversion Shares that may be acquired by any holder, and the number of shares of Series A Preferred Stock that shall be entitled to voting rights under Section 2(a) hereof, shall be limited to the extent necessary to insure that, after giving effect to such conversion (or deemed conversion for voting purposes), the number of shares of Common Stock then beneficially owned by such holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which the holder is a member, but, for avoidance of doubt, excluding shares of Common Stock issuable upon conversion or exercise of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) does not exceed 9.99% of the total number of shares of Common Stock of the Corporation issued and outstanding immediately after giving effect to such conversion (or deemed conversion for voting purposes) (the “Beneficial Ownership Cap”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a holder of Series A Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder. Each delivery of a Conversion Notice by a holder of Series A Preferred Stock will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice.

6

(ii)         In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall as soon as possible seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Series A Preferred Stock.

(iii)        For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5(e), in determining the number of outstanding shares of Common Stock, a holder of Series A Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any such holder, the Company shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock (or deemed conversion thereof, as applicable), by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. In the event that the Company cannot issue any shares of Common Stock to a holder solely by reason of this Section 5(e) (such shares, the “Limited Shares”), notwithstanding anything to the contrary contained herein, shall hold any such Limited Shares in abeyance for such holder until such time, if ever, that the delivery of such Limited Shares shall not cause the holder to exceed the Beneficial Ownership Cap, at which time such holder shall be delivered such Limited Shares to the extent as if there had been no such limitation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

7

(f)          Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock at the time outstanding (without regard to any ownership limitations provided in Section 5(e)).

(g)          Adjustment upon Issuance of Additional Shares of Common Stock.

(i)          Adjustment to Conversion Value. If at any time while any Series A Preferred Stock is outstanding the Corporation shall issue or sell any additional shares of Common Stock (“Additional Shares of Common Stock”) in exchange for consideration in an amount per share of Additional Shares of Common Stock less than the Conversion Value at the time the shares of Additional Shares of Common Stock are issued or sold, then the Conversion Value immediately prior to such issue or sale shall be reduced concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.000001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(ii)         Issuance of Common Stock Equivalents. If at any time while the Series A Preferred Stock is outstanding the Corporation shall issue or sell any warrants or other rights to subscribe for or purchase any additional shares of Common Stock (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or any securities convertible, directly or indirectly, into shares of Common Stock (collectively, “Common Stock Equivalents”), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the effective price per share for which Common Stock is issuable upon the exercise, exchange or conversion of such Common Stock Equivalents (the “Common Stock Equivalent Price”) shall be less than the current Conversion Value in effect immediately prior to the time of such issue or sale, then the current Conversion Value shall be adjusted as provided in Section 5(g)(i) on the basis that the additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued at the Common Stock Equivalent Price, as of the date of the actual issuance of such Common Stock Equivalents. No further adjustments to the current Conversion Value shall be made under this Section 5(g) upon the actual issue of such Common Stock upon the exercise, conversion or exchange of such Common Stock Equivalents. For purposes of this Section 5(g), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

8

(1)         Cash and Property: Such consideration shall:

(A)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B)         insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(C)         in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(2)         Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(g), relating to Options and Convertible Securities, shall be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

9

(iii)        Certain Issues of Common Stock or Common Stock Equivalents Excepted. The provisions of Paragraph 5(g) shall not apply to any issuance of Additional Common Stock for which an adjustment is provided under Paragraph 5(d). The Corporation shall not be required to make any adjustment of the Conversion Value pursuant to Paragraph 5(g) in the case of the issuance (each, an “Exempt Issuance”) of (A) shares of Common Stock issued as dividends with respect to the Series A Preferred Stock, (B) shares of Common Stock or Common Stock Equivalents issued in connection with any stock-based compensation plans of the Corporation approved by the stockholders of the Corporation and the Board including at least a majority of the independent directors, which shall not in the aggregate exceed 20% of the Corporation’s issued and outstanding Common Stock, (C) securities or rights to acquire securities issued to financial institutions in connection with commercial credit arrangements, equipment financings, service agreements or similar transactions approved by the Board and the primary purpose of which is not equity financing or (D) securities or rights to acquire securities issued in connection with strategic collaborations, development agreements, joint ventures or licensing transactions, the terms of which are approved by the Board.

(iv)        Superseding Adjustment. If, at any time after any adjustment to the current Conversion Value shall have been made pursuant to Section 5(g) as the result of any issuance of Common Stock Equivalents, (x) the right to exercise, exchange or convert all of the Common Stock Equivalents shall expire unexercised, or (y) the conversion rate or consideration per share for which shares of Common Stock are issuable pursuant to such Common Stock Equivalents shall be increased solely by virtue of provisions therein contained for an automatic increase in such conversion rate or consideration per share, as the case may be, upon the occurrence of a specified date or event, then, unless any of such Common Stock Equivalents have previously been converted or exercised at the original price, any such previous adjustments to the Conversion Value shall be rescinded and annulled and the additional shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Upon the occurrence of an event set forth in this Section 5(g)(iv) above, there shall be a recomputation made of the effect of such Common Stock Equivalents on the basis of treating any such Common Stock Equivalents which then remain outstanding as having been granted or issued immediately after the time of such increase of the conversion rate or consideration per share for which shares of Common Stock or other property are issuable under such Common Stock Equivalents; whereupon a new adjustment to the current Conversion Value shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

(h)          Special Definitions. For purposes of this Section 5(g), the following definitions shall apply:

(i)          “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii)         “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

10

6.          Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Series A Preferred Stock is convertible and the current Conversion Value provided for in Section 5:

(a)          When Adjustments to Be Made. The adjustments required by Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(d)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)          Fractional Interests. In computing adjustments under Section 5, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

(c)          Escrow of Stock. If after any property becomes distributable pursuant to Section 5 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of the Series A Preferred Stock either converts the Series A Preferred Stock or such holder is unable to convert shares pursuant to Section 5(e), such holder of Series A Preferred Stock shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under Section 5 by reason of such adjustment (as if such Series A Preferred Stock were not yet converted) and such shares or other property shall be held in escrow for the holder of the Series A Preferred Stock by the Corporation to be issued to holder of the Series A Preferred Stock upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.

11

7.          Merger, Consolidation or Disposition of Assets.

(a)          While any share or shares of Series A Preferred Stock are outstanding, if there occurs: (i) an acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than 50% of the voting rights or equity interests in the Corporation, whether in one transaction or in a series of related transactions or (ii) a merger or consolidation of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation’s property, assets or business to another corporation where the holders of the Corporation’s voting securities prior to such transaction fail to continue to hold at least 50% of the voting power of the Corporation and such transaction is approved by the Board (each, a “Change of Control”), and, pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Merger Consideration”), are to be received by or distributed to the holders of Common Stock of the Corporation then the successor or acquiring corporation (if other than the Corporation) shall assume the Series A Preferred Stock pursuant to Section 7(b) below unless the Corporation provides for all of the holders of the Series A Preferred Stock to receive the Merger Consideration on an As-Converted Basis in exchange for such holders’ shares of Series A Preferred Stock upon the consummation of such Change of Control transaction; provided that any such exchange may only be effected by the Corporation in such a manner that it does not cause any holder of the Series A Preferred Stock and its Affiliates and any other persons or entities whose beneficial ownership would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act to hold a higher percentage of any class or series of a company’s capital stock that is registered pursuant to Section 12 of the Exchange Act than such holder would be permitted to hold of the Common Stock pursuant to Section 5(g) hereof. In addition, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions of Section 5 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. For the avoidance of doubt, nothing in this Subsection 7 shall be construed as preventing the holders of Series A Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Section 7(a) be deemed conclusive evidence of the fair value of the shares of Series A Preferred Stock in any such appraisal proceeding.

(b)          Unless all of the shares of Series A Preferred Stock are exchanged for the Merger Consideration as set forth in Section 7(a) above, in case of any such Change of Control, the successor or acquiring corporation (if other than the Corporation) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of contained in this Certificate of Designations to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board) in order to provide for adjustments of shares of the Common Stock into which the Series A Preferred Stock is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in Section 5. For purposes of Section 5, common stock of the successor or acquiring corporation shall include stock of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.

(c)          The foregoing provisions of this Section 7 shall similarly apply to successive Change of Control transactions.

12

(d)          Notwithstanding anything to the contrary, in the event of a Change of Control, each holder of Series A Preferred Stock shall have the right to cause the Corporation to purchase shares of Series A Preferred Stock at a price equal to the greater of 130% of (A) the Liquidation Preference and (B) the per share Merger Consideration (the “Put Price”) not more than 10 days after the closing of the Change of Control transaction. Holders of shares of Series A Preferred Stock shall provide written notice requesting the Corporation purchase of all shares of Series A Preferred Stock held by such holder (the “Put Request”). Upon receipt of a Put Request, the Corporation shall apply all of its assets to any such purchase, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of such payment shall be referred to as a “Put Purchase Date”. If on any Put Purchase Date Delaware law governing distributions to stockholders prevents the Corporation from purchasing all shares of Series A Preferred Stock to be purchased, the Corporation shall ratably purchase the maximum number of shares that it may purchase consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(e)          On or before the applicable Put Purchase Date, each holder of shares of Series A Preferred Stock to be purchased on such Put Purchase Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, and thereupon the Put Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(f)          If on the applicable Put Purchase Date the Put Price payable upon purchase of the shares of Series A Preferred Stock to be purchased on such Put Purchase Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for purchase shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Put Purchase Date and all rights with respect to such shares shall forthwith after the Put Purchase Date terminate, except only the right of the holders to receive the Put Price without interest upon surrender of their certificate or certificates therefor.

(g)          Any shares of Series A Preferred Stock that are purchased pursuant to this Section 7 or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following the Corporation’s purchase.

13

8.          Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 5 or any other action described in Section 5, then, unless such action will not have a materially adverse effect upon the rights of the holder of Series A Preferred Stock, the number of shares of Common Stock or other stock into which the Series A Preferred Stock is convertible and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

9.          Certain Limitations. Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction or take any other action which, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock.

10.         Covenants of the Corporation. The Corporation covenants and agrees that, so long as shares of Series A Preferred Stock are outstanding, it will perform the obligations set forth in this Section 10:

(a)          Taxes and Levies. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested;

(b)          Maintenance of Existence. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

(c)          Maintenance of Property. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(d)          Insurance. The Corporation will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

(e)          Books and Records. The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions materially in accordance with GAAP; and

14

(f)          Notice of Certain Events. The Corporation will give prompt written notice (with a description in reasonable detail) to the holders of Series A Preferred Stock in the event the Corporation shall:

(i)          become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

(ii)         apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any of its property, or make a general assignment for the benefit of creditors;

(iii)        in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or for any part of its property;

(iv)        permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if such case or proceeding is not commenced by the Corporation or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief;

(v)         enter into any agreement to merge or consolidate with any other person or sell, transfer or lease all or substantially all of its assets to any other person; or

(vi)        declare any split of its outstanding shares of capital stock, declare or make any dividend or distribution, or subdivide, reclassify or combine any of its outstanding shares of capital stock.

(g)          Other Notices. The Corporation shall distribute to the holders of the Series A Preferred Stock all communications sent by the Corporation to the holders of the Common Stock.

11.         Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Series A Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock owned by such holder (without regard to the ownership limitations set forth in Section 5(g)).

15

12.         Notices of Record Date. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend or a dividend set forth in Section 1 hereof) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

13.         No Redemption. The Corporation may not redeem the outstanding shares of Series A Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series A Preferred Stock.

14.         Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York, NY time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (New York, NY time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express with next day delivery specified. The address for such notices and communications shall be as follows: (i) if to the Corporation, to: Atrinsic, Inc., 116 W. 23rd Street, Suite 500, Rm. 82, New York, NY 10011, Attn: Sebastian Giordano, Interim Chief Restructuring Officer, Fax: (914) 684-0288, or (ii) if to a holder of Series A Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Series A Preferred Stock may provide to the other in accordance with this Section.

15.         Stock Transfer Taxes. The issue of stock certificates upon conversion of the Series A Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

[signature page follows]

16

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Designations, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 25th day of June, 2013.

ATRINSIC, INC.

By:	/s/ Sebastian Giordano
	Name:	Sebastian Giordano
	Title:	Interim Chief Restructuring Officer

17

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series A Cumulative Convertible Series A Preferred Stock (the “Series A Preferred Stock”) indicated below into shares of common stock, $0.000001 par value per share (the “Common Stock”), of Atrinsic, Inc., a Delaware corporation (the “Corporation”), according to the Certificate of Designations of the Series A Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. A copy of the certificate representing the Series A Preferred Stock being converted is attached hereto, the original of which will be delivered to the Corporation promptly following the date hereof.

Date of Conversion (Date of Notice)

Number of shares of Series A Preferred Stock owned prior to Conversion

Number of shares of Series A Preferred Stock to be Converted

Stated Value of Series A Preferred Stock to be Converted

Amount of accumulated and unpaid dividends on shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued (including conversion of accrued but unpaid dividends on shares of Series A Preferred Stock to be Converted)

Applicable Conversion Value

Number of shares of Series A Preferred Stock owned subsequent to Conversion

Conversion Information:[NAME OF HOLDER]

Address of Holder:

A-1

Issue Common Stock to (if different than above):
Name:
Address:

Tax ID #:

The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, as of the date hereof that, after giving effect to the conversion of Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the “Beneficial Ownership Cap” contained in Section 5(e) of the Certificate of Designations of the Series A Preferred Stock.

Name of Holder

By:
Name:
Title:

A-2